Exhibit 10.34

WCI COMMUNITIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

2004 Stock Incentive Plan of WCI Communities, Inc.

This Restricted Stock Unit Agreement is entered into as of the                  day of                     , 20     the (“Grant Date”) by and between WCI Communities, Inc., a Delaware corporation (the “Company”) and “First_Name” “Last_Name” (the “Participant”).

RECITALS

In consideration of the services performed and to be performed by Participant, the Company has determined that it is in the best interests of the Company to grant Participant an award payable in common stock of the Company pursuant to the 2004 Stock Incentive Plan of WCI Communities, Inc. (the “Plan”), which has been approved by the Company’s shareholders, and which award shall carry certain restrictions for vesting and delivery to Participant. Capitalized terms used herein shall have the meaning ascribed to them in the Plan, a copy of which is available to Participant from the Company’s Human Resources Department, and the terms of the Plan are incorporated into this Agreement by reference.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant of Restricted Stock Unit. The Company hereby grants to Participant units covering “Shares_Written_Out” (“Shares”) shares of the Company’s common stock (the “Restricted Stock Units”) on the terms and conditions set forth herein. Shares corresponding to the number of Restricted Stock Units (“RSU Shares”) granted herein are to be delivered to Participant upon determination that the Participant has fully complied with the condition precedent to receipt of the RSU Shares as specified below in Section 3.

2. Delivery of Stock Certificate. A certificate in the amount of the RSU Shares shall be registered in the name of the Participant and delivered to Participant after the lapse of the restrictions applicable to such Restricted Stock Units as set forth in Section 3.

3. Vesting of Restricted Stock Units/Condition Precedent. The Restricted Stock Units shall vest upon the third anniversary of the Grant Date (the “Vesting Date”), and as soon as practicable thereafter, but no later than March 15 of the year following the year in which the Vesting Date occurs, subject to the Participant remaining in the continuous employ of the Company from the grant date through the Vesting Date, except as provided in Sections 5 and 8, below the RSU Shares shall be delivered to Participant.

4. Nontransferability. Participant may not sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Units. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Restricted Stock Units, or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Restricted Stock Units, or any right or privilege conferred hereby, the Restricted Stock Units and such rights or privileges, shall immediately become null and void.

5. Termination of Restricted Stock Units. Except as otherwise provided in this Agreement, the Restricted Stock Units shall be cancelled upon Participant’s termination of employment for any reason prior to the Vesting Date. In the event that Participant dies while employed by the Company or in the event that Participant’s employment is terminated by the Company for reason of disability (the “Death/Disability Termination”), a pro

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rata percentage of the RSU Shares that corresponds to the number of full months elapsed from the Grant Date to the date of Participant’s Death/Disability Termination will be delivered to the Participant or Participant’s personal representative no later than March 15 of the year following the year in which the Death/Disability Termination occurs. Any portion of the RSU Shares remaining shall be returned to the Plan. For the purposes of this Agreement, a Participant’s employment shall be considered to have terminated by reason of disability upon determination that he/she is disabled under the Company’s long term disability policy. By way of example only, Participant is granted 100 Restricted Stock Units which vest in 36 months. Participant dies during month 28 after the Grant Date. Participant’s estate shall be entitled to receive 27/36ths of the 100 Restricted Stock Units, and therefore will receive 75 RSU Shares as soon as practicable after Participant’s Death/Disability termination, but in no event after March 15 of the year after the year in which the Death/Disability Termination event occurs.

6. Transfers and Leaves of Absence. The transfer of a Participant’s employment, without an intervening period of separation, among the Company and any subsidiary, shall not be deemed a termination of employment. A Participant who is granted a leave of absence, in writing, shall be deemed to have remained in the employ of the Company during such leave of absence.

7. Adjustments. In the event of any change in the outstanding common stock of the Committee by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionately the number of Restricted Stock Units and make such other revisions to the Restricted Stock Award as the Committee deems to be equitably required.

8. Change in Control. In the event of a Change in Control, as defined in the Plan, the Company may, in its absolute discretion and without liability to any person, take such actions as it deems necessary or desirable including, without limitation, (a) acceleration of the vesting of the Restricted Stock Units; (b) the payment of a cash amount in exchange for the cancellation of the Restricted Stock Units; and (c) the requiring of the issuance of substitute benefits that will substantially preserve the value, rights and benefits of any affected Restricted Stock Units; provided, however, that any Restricted Stock Units that remain unvested and undelivered after such Change in Control, shall be exchangeable only for the kind and amount of securities and other property, or the cash equivalent thereof (as determined by the Company in good faith) receivable as a result of such event by the holder of a Share of Company stock.

Notwithstanding the foregoing, after a Change in Control, upon the involuntary termination of Participant’s employment for any reason other than death, disability or termination for “Cause” as defined below, or termination for “Good Reason”, as defined in the Plan at Section 9(b)(ii), in either case during the one (1) year period commencing upon the occurrence of the Change in Control, the Restricted Stock Units, to the extent not previously vested pursuant to the terms of this Agreement, shall immediately vest in full and a certificate evidencing the RSU Shares shall be delivered to the Participant as soon as practicable thereafter.

Participant’s employment shall be deemed terminated for “Cause” if his/her employment is terminated for any of the following:

(i) Participant’s willful and continued failure to perform his/her duties with respect to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to Participant by the Company;

(ii) Misconduct by Participant involving dishonesty or breach of trust in connection with Participant’s employment;

(iii) Misconduct by Participant which would be a reasonable basis for an indictment of Participant for a felony or a misdemeanor involving moral turpitude; or

(iv) Misconduct by Participant that results in a demonstrable injury to the Company.

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9. Amendment and Termination. This Agreement may be modified by the Company in any manner which is consistent with the Plan, provided that no such amendment shall modify this Agreement in any manner adverse to Participant without Participant’s written consent.

10. Withholding Taxes. The Company’s obligation to deliver the RSU Shares upon vesting of the Restricted Stock Units is conditioned upon Participant’s payment to the Company of such amount as may be requested by the Company for purposes of depositing any federal, state or local income or other taxes required by law to be withheld with respect to the delivery of the Shares. The Participant may direct the Company to withhold Shares to cover such required withholding amounts.

11. Limitations and Conditions.

(a) Nothing contained herein shall affect the right of the Company to terminate any Participant’s employment at any time for any reason.

(b) Participant shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any shares as to which the Restricted Stock Units are granted hereunder unless and until certificates representing the RSU Shares have been issued by the Company to Participant.

(c) Neither Restricted Stock Units nor the RSU Shares shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its subsidiaries and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

(d) Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel/Corporate Secretary, and any notice to be given to Participant shall be addressed to him at Participant’s address on the books of the Company. By a notice given pursuant to this Section, either party may designate a different address for notices to be given. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or sent by overnight delivery or facsimile.

(e) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Restricted Stock unit Agreement.

(f) The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(g) The laws of the State of Florida shall govern the interpretation, validity and performance of the terms of this Restricted Stock Unit Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement and Participant has accepted this Agreement, including all of the terms and conditions hereof, which constitute a contract between the Company and Participant, as of the day and year first above written.

WCI COMMUNITIES, INC.

By:	/s/ Illegible
Title:	Sr. Vice President/HR

Accepted by Participant this

                 day of                     , 2005

_________________________________

“First_Name” “Last_Name”

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